EXHIBIT 10.44

Employment offer letter

September 19, 2019

Stephen MacDonald

[ADDRESS]

Dear Stephen:

On behalf of Eloxx Pharmaceuticals, I am pleased to offer you the position of Executive Director, Accounting and Corporate Controller reporting to Greg Weaver, Chief Financial Officer. Your start date will be October 21, 2019.

The terms of the offer are as follows:

Base Salary:  Your starting salary will be $255,000 per year, paid semi-monthly $10,625.00 less all applicable deductions required by law consistent with the Company’s current payroll practice.  Your salary is subject to periodic review and adjustment in accordance with the Company’s policies in effect.

Bonus:  Effective January 1, 2020, you will be eligible to participate in Eloxx’s Bonus Plan, which provides you a target bonus of 28% of your base salary per financial year.  Actual bonus payout will be based on company and individual performance, and actual salary paid during the year based on the discretion of the CEO.

Equity/Stock Option Program:   You will be eligible to participate in the Eloxx Equity/Stock Option Program. Your stock options grant of 15,000 options will be confirmed and priced in accordance with the 2018 Eloxx Equity Incentive Plan.

Sign-On Bonus:   A sign-on bonus of $15,000 less applicable deductions, will be paid within 30 days of your start date.  However, if your employment with the Company is terminated for any reason within one year of your hire date, then you will be obligated to repay this sign-on bonus.

Vacation:  You will be eligible for 3 weeks of vacation.  In addition, the company provides a holiday schedule of 12 days per year.  Vacation and holiday’s will be pro-rated for the 2019 fiscal year.

Benefit Programs and Coverage:  At employment, you will be eligible to participate in the company’s medical, dental, 401(k), vision, life insurance, and disability insurance under Eloxx’s benefits program.

Employment Eligibility (I-9) Documentation:  The Immigration Reform and Control Act of 1986 requires employers to verify the employment eligibility and identity of all new hires.  In order to facilitate the process, please review the attached I-9 Draft along with the list of acceptable documents and bring the documents with you on your first day of work.  An original I-9 form will be provided for your completion on your first day of employment. Please do not provide the completed I-9 in advance of your first day, as we need to verify such documents.

Employment at-will:  In accordance with state law, your employment is "at-will," which means that there is no promise of any particular duration of your employment, and either party can terminate the employment relationship at any time, with or without cause, with or without notice, and with or without prior counseling or discipline, subject to the other terms and conditions of this offer letter.

Background Search:  This offer of employment is contingent on the results of a background check (to verify education, job experience, credentials, criminal records history, and FDA debarment status).

Acceptance:  To formally accept this offer, please sign this letter in the space indicated, keep a copy for your records and return this to Rose Villandry.  Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter.

Please feel free to contact me at [PHONE NUMBER] if you have any questions regarding this offer or any other aspects of your pending employment with Eloxx.  Steve, we look forward to having you join us.

Sincerely,

/s/ Rose Villandry

Rose Villandry

Vice President, Human Resources

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein:

___/s/ Stephen G. MacDonald_________                                    ___Sept. 24, 2019______

Stephen MacDonald Date signed